Supplement dated September 21, 2004 to Proxy Statement dated August 5, 2004

MEREDITH ENTERPRISES, INC.
3000 Sand Hill Road
Building 2, Suite 120
Menlo Park, California 94025

Dear Stockholders:

        We have adjourned our annual meeting of stockholders today and will reconvene it at 11:00 a.m. local time on October 29, 2004, at our offices at 3000 Sand Hill Road, Building 2, Suite 120, Menlo Park, California 94025.

        PLEASE VOTE IF YOU HAVE NOT ALREADY VOTED, OR IF YOU WISH TO CHANGE YOUR VOTE. TO REQUEST ANOTHER PROXY CARD, CALL US AT (650) 233-7140 AND WE WILL SEND ONE TO YOU.

        YOUR VOTE IS IMPORTANT TO US. We appreciate the time and consideration that I am sure you will give it.

Adjournment and Reconvening of Annual Meeting

        At the annual meeting, our board of directors is asking our stockholders to vote on four proposals.

(1)	to elect three directors;

(2)	to amend our certificate of incorporation to reduce the number of authorized common shares from 15,000,000 to 4,000,000;

(3)	to amend our certificate of incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock; and

(4)	to amend our certificate of incorporation to allow me to own up to 39% of the company’s outstanding shares, to reduce the ownership limit of our other stockholders from 5.0% to 2.5% and to clarify the ownership limits.

We have received proxies for enough shares to approve Proposals (1) and (2) if we were to close the polls and conduct the voting now. Each of Proposals (3) and (4) requires that we obtain the approval of the holders of a majority of our outstanding shares – not just a majority of the shares voting. To date, we have not received enough proxies voting shares in favor of Proposals (3) and (4) for them to be approved, although a large percentage of the shares to be voted under those proxies would be voted FOR Proposals (3) and (4) if we were to close the polls and conduct the voting now.

        Given both the business purpose of Proposals (2), (3) and (4) as explained in our August 5, 2004 proxy statement and the clear preference of those stockholders who submitted proxies on Proposals (2), (3) and (4) to date, our board of directors has decided to provide additional time during which stockholders may vote on all four proposals. Accordingly, acting under the authority granted to me under our bylaws as the person presiding over the meeting, and at the direction and with the approval of our directors, I have adjourned the meeting until October 29, 2004 as stated above. The polls for all four proposals remain open. You may vote for the first time if you have not previously voted, or you may revoke your previous vote if you desire to do so.

        As explained in detail in the proxy statement, we are proposing to amend our current certificate of incorporation because we believe it restricts our ability to raise capital. Also, the board believes that by allowing me to buy additional shares, I will have greater financial incentives to grow the company and increase stockholder value. Additionally, the number of shares we have authorized under our current certificate of incorporation results in a substantial franchise tax payment each year. The proposed amendments are intended to address these issues. The board of directors has approved these proposals and believes that they are fair to and in the best interest of the company and its stockholders. The board recommends that all stockholders vote for approval and adoption of these proposals.

Sincerely,

/s/ Allen K. Meredith
Allen K. Meredith
President, Chief Executive Officer and
Chairman of the Board of Directors